EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 11, 2013, with respect to the consolidated financial statements and schedule, included in the Annual Report of Motricity, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Motricity, Inc. and subsidiaries on Form S-8 (File No. 167862 and File No. 181843).

/s/ Grant Thornton LLP

Seattle, Washington
March 11, 2013